Exhibit 99.1

                Gulf Resources, Inc. Announces First Quarter 2007
                                Financial Results

o     First Quarter Revenues Increase 35% to $10.1 million
o     First Quarter Net Income Increases 50% to $2.6 million

LOS ANGELES and SHENZHEN, China, May 15 /Xinhua-PRNewswire/ - Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR) through its wholly-owned subsidiaries Shuoguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), today announced its results for the first quarter ended March 31, 2007.

Net Revenues for the first quarter of 2007 increased 35% to $10.1 million compared to $7.5 million for the same quarter in 2006. Revenues from the production of bromine and crude salt increased 33% to $5.3 million during the first quarter of 2007 compared to $4 million in 2006. During the quarter, 2,868 tons of bromine were sold with an average selling price (ASP) of $1,850 per ton and 20,000 tons of crude salt with an ASP of $11 per ton. Capacity utilization for the Company's bromine production facilities was seventy-five percent. Capacity utilization for the Company's crude salt production facilities was fifty-four percent. The manufacturing of chemical products by SYCI, which was acquired on February 5, 2007, increased 37% to $4.8 million in sales for the first quarter of 2007 compared to $3.5 million for the same period in 2006.

Cost of net revenue for the first quarter of 2007 was $6 million, yielding a gross profit of $3.9 million and gross margins of 40.2 percent. These results compared to $4.8 million in cost of revenues during the first quarter of 2006, yielding a gross profit of $2.6 million and gross margins of 35.9 percent. The increase in gross margin was attributable to a number of factors, including increased efficiencies in production waste control and recycling; efficiencies in the use of electricity; the shifting of certain transportation costs to the customer which resulted in a decrease in transportation costs and the fact that the cost of raw material consumed in the First Quarter 2007 decreased on a per unit basis compared to the same period in 2006. The Company expects to continue realizing these efficiencies.

Operating income for the first quarter of 2007 totaled $3.9 million compared to $2.6 million for the same period in 2006, representing a 50% increase. Net income for the 2007 first quarter totaled $2.6 million with earnings per share of $0.06 based on 44.1 million diluted weighted shares outstanding compared to $1.7 million with earnings per share of $0.04 in 2006, utilizing 43.2 million shares and represented a 50% increase in net income.

"During the first quarter of 2007, Gulf Resources continued to grow both revenues and earnings through its SCHC subsidiary, one of the premier bromine producers in China," stated Mr. Ming Yang, CEO of Gulf Resources. "Business initiatives implemented for SCHC during 2006 have resulted in increased production while margins were enhanced through prudent cost controls. In addition, our recently acquired SYCI subsidiary is delivering solid organic growth which will further benefit from recent new contract wins with recognized industry players, including Huaneng Yimin Power Plant and Daqing Oilfied."

From a balance sheet perspective, the Company reported $14.2 million in total assets and $1.86 million in total liabilities resulting in stockholders' equity of $12.4 million for the period ended March 31, 2007, up from $8.2 million at December 31, 2006. The Company's current ratio improved significantly from 1.37 at December 31, 2006 to 4.95 at March 31, 2007.

Mr. Yang continued, "Our acquisition of the assets of the Shouguang City Qinshuibo Area completed on April 10, 2007 significantly increases our bromine reserves and production capacity and will benefit our second quarter financial results. This facility currently produces approximately 3,500 tons of bromine and 125,000 tons of crude salt annually, equating to $7.8 million in sales at current ASPs. We anticipate that our plans to expand production will further increase our overall bromine production yield, while SCHC benefits from further economies of scale by integrating these operations."

On May 10, 2007 the Company had 49.4 million shares outstanding.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, this specific supply agreement with Huaneng Yimin Coal & Electricity Co. Ltd., the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:
Ethan Chuang                                    Matthew Hayden
Tel: +1-714-858-1147                            HC International, Inc.
Email: Ethan@gulfresourcesco.com                Tel: +1-858-704-5065
                                                Email: matt@haydenir.com


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

                           -FINANCIAL TABLES FOLLOW -

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2007 AND DECEMBER 31, 2006

                                                       March 31,    December 31,
                                                         2007           2006
                                                      -----------   ------------
                                                      (Unaudited)     (Audited)
                             ASSETS

CURRENT ASSETS
  Cash                                                $ 3,309,606    $ 5,692,608
  Accounts receivable                                   1,613,708      1,403,564
  Inventories                                             526,544        470,615
  Deposits                                              1,813,000             --
  Prepaid expenses                                        862,888             --
  Due from related party                                       --        555,464
  Prepaid land lease                                       12,562         12,436
  Income tax receivable                                 1,076,204      1,111,154
                                                      -----------    -----------
                                                        9,214,512      9,245,841

PROPERTY, PLANT AND EQUIPMENT, Net                      4,390,930      4,462,407

DUE FROM RELATED PARTY                                         --        641,000

PREPAID LAND LEASE, Net of current portion                608,822        605,820
                                                      -----------    -----------
TOTAL ASSETS                                          $14,214,264    $14,955,068
                                                      ===========    ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses               $   937,450    $ 6,225,818
  Due to related party                                     32,230         15,384
  Taxes payable                                           890,769        481,405
                                                      -----------    -----------
TOTAL LIABILITIES                                       1,860,449      6,722,607
                                                      ===========    ===========

                      STOCKHOLDERS' EQUITY

COMMON STOCK; $0.001 par value;
  70,000,000 shares authorized;
  48,645,340 and and
  43,205,440 shares issued and outstanding                 48,645         43,205

ADDITIONAL PAID-IN CAPITAL                              8,900,272      2,668,817

RETAINED EARNINGS - UNAPPROPRIATED                      1,096,784      3,535,252

RETAINED EARNINGS - APPROPRIATED
  Statutory Common Reserve Fund                         1,872,477      1,077,864
  Statutory Public Welfare Fund                                --        538,932

CUMULATIVE TRANSLATION ADJUSTMENT                         435,637        368,391
                                                      -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                             12,353,815      8,232,461
                                                      -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $14,214,264    $14,955,068
                                                      -----------    -----------


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

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (UNAUDITED)

                                                       2007             2006
                                                    -----------      -----------
REVENUE
  Net sales                                         $ 9,934,201      $ 7,458,453
  Maintenance service income                            129,126               --
                                                    -----------      -----------
                                                     10,063,327        7,458,453
                                                    -----------      -----------
OPERATING EXPENSES
  Cost of net revenue                                 6,024,702        4,781,647
  General and administrative expenses                   182,180          102,732
                                                    -----------      -----------
                                                      6,206,882        4,884,379
                                                    -----------      -----------

INCOME FROM OPERATIONS                                3,856,445        2,574,074

OTHER INCOME
  Interest income                                         6,842              420
                                                    -----------      -----------

INCOME BEFORE INCOME TAXES                            3,863,287        2,574,494

INCOME TAXES - current                                1,306,474          874,921
                                                    -----------      -----------
NET INCOME                                          $ 2,556,813      $ 1,699,573
                                                    ===========      ===========
BASIC AND DILUTED EARNINGS PER SHARE                $      0.06      $      0.04
                                                    ===========      ===========
BASIC AND DILUTED WEIGHTED AVERAGE
NUMBER OF SHARES                                     44,091,290       43,205,440
                                                    ===========      ===========


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